CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the amendment to the Registration Statement (Form S-1/A) pertaining to the registration of 862,000 shares of common stock of Taxus Pharmaceuticals, Inc., of our report dated May 30, 2013 (Except for Note 18 as to which the date is July 29, 2013) with respect to the financial statements of Taxus Pharmaceuticals, Inc for the years ended December 31, 2012 and 2011. We also consent to the reference to us under the heading “Experts” in the above referenced Registration Statement.

/s/ Patrizio & Zhao, LLC

Certified Public Accountants and Consultants

Parsippany, New Jersey

August 30, 2013